Exhibit 13(a)(4)(ii)

June 6, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DWS Small Cap Core Fund, DWS Capital Growth Fund, DWS CROCI ® U.S. Fund, DWS Core Equity Fund, and DWS Small Cap Growth Fund (the “Funds”), (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of Item 13 of Form N-CSR for the Funds dated June 6, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts